Exhibit 10.1

SECOND AMENDMENT TO SECOND AMENDED AND RESTATED FORBEARANCE AGREEMENT

THIS SECOND AMENDMENT TO SECOND AMENDED AND RESTATED FORBEARANCE AGREEMENT (this “Amendment”), dated as of December 3, 2008, is entered into by and among the financial institutions identified on the signature pages hereto (collectively, the “Lenders”), U.S. Bank National Association, as administrative agent for the Lenders (in such capacity, the “Agent”), Westaff (USA), Inc., a California corporation (the “Borrower”), and Westaff, Inc., a Delaware corporation and the sole shareholder of the Borrower, as parent guarantor (the “Parent Guarantor”), with reference to the following facts:

RECITALS

A.            The Borrower, the Parent Guarantor, the Agent and the Lenders are parties to a Second Amended and Restated Forbearance Agreement, dated as of September 30, 2008 (the “Forbearance Agreement”), pursuant to which the Agent and the Lenders agreed to forbear through November 21, 2008 from exercising their available Default Rights and Remedies in response to the occurrence and continuation of certain Existing Events of Default under the Financing Agreement, dated as of February 14, 2008, among the Borrower, the Parent Guarantor, the Agent and the Lenders, as amended.

B.            Pursuant to the First Amendment to Second Amended and Restated Forbearance Agreement, dated as of November 20, 2008, the parties to the Forbearance Agreement amended the Forbearance Agreement to extend the term of the forbearance period thereunder by ten (10) business days, from November 21, 2008 to December 5, 2008.

C.            The parties are in the process of exploring further negotiations with respect to certain additional terms and conditions of an extended forbearance period and, in an effort to provide additional time for such discussions, the parties hereto wish to amend the Forbearance Agreement to extend the term of the forbearance period thereunder by an additional ten (10) business days, from December 5, 2008 to December 19, 2008.

NOW, THEREFORE, the parties hereby agree as follows:

1.             Defined Terms.  Any and all initially-capitalized terms used in this Amendment (including, without limitation, in the recitals to this Amendment) without definition shall have the respective meanings assigned thereto in the Forbearance Agreement.

2.             Extension of Forbearance Period.  Section 2 of the Forbearance Agreement is hereby amended to read in full as follows:

“2.  Limited Forbearance Agreement.  So long as no additional Events of Default occur during such period, the Agent and the Lenders hereby agree to forbear from exercising any of their Default Rights and Remedies in response to the occurrence and continuance of the Existing Events of Default throughout the period commencing on December 5, 2008 and ending on December 19, 2008 (the ‘Forbearance Period’).”

3.             No Waiver.  The agreement of the Agent and the Lenders under Section 2 of this Amendment conditionally to forbear from exercising their Default Rights and Remedies throughout the Forbearance Period as extended hereby shall not constitute a waiver of either of the Existing Events of Default, and the Agent and the Lenders hereby expressly reserve all their Default Rights and Remedies in connection with the Existing Events of Default.

4.             General Release.  In consideration of the agreement of the Agent and the Lenders to enter into this Amendment and hereby conditionally forbear from exercising their available Default Rights and Remedies throughout the Forbearance Period as extended hereby, the Borrower and the Parent Guarantor hereby release, discharge and acquit the Agent, each Lender and their respective agents, servants, employees, successors and assigns from any and all claims, demands, liabilities, obligations and causes of action, whether known or unknown, against them, which the Borrower or the Parent Guarantor now own or hold, which the Borrower or the Parent Guarantor has at any time heretofore owned or held, or which the Borrower or the Parent Guarantor hereafter may own or hold, by reason of any action, matter, cause or thing whatsoever done prior to the date of this Amendment, including specifically, but not limited to, any and all claims, demands, rights and causes of action whatsoever arising out of or which could be alleged to arise out of the Forbearance Agreement, the Financing Agreement or any of the other Loan Documents.

It is the intention of the Borrower and the Parent Guarantor in executing this Amendment that the same shall be effective as a bar to each and every claim, demand, and cause of action hereinabove specified, and in furtherance of this intention the Borrower and the Parent Guarantor each waives and relinquishes all rights and benefits under Section 1542 of the Civil Code of the State of California, which provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her might have materially affected his or her settlement with the debtor.”

The Borrower and the Parent Guarantor acknowledge that each of them may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action and agree that this Amendment shall be and remain effective in all respects notwithstanding any such differences or additional facts.

5.             Condition Precedent.  The effectiveness of this Amendment shall be subject to the Agent’s receipt of this Amendment, duly executed by the Borrower, the Parent Guarantor and each of the Lenders.

6.             Reaffirmation and Ratification.  The Borrower and the Parent Guarantor hereby reaffirm, ratify and confirm their respective Obligations under the Forbearance Agreement, the Financing Agreement and the other Loan Documents, acknowledge that all of the terms and conditions of the Forbearance Agreement, the Financing Agreement and such other Loan Documents remain in full force and effect, and further acknowledge that the security interests granted to Agent in the Collateral are valid and perfected.

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7.             Integration.  This Agreement constitutes the entire agreement of the parties in connection with the subject matter hereof and cannot be changed or terminated orally.  All prior agreements, understandings, representations, warranties and negotiations regarding the subject matter hereof, if any, are merged into this Amendment.

8.             Counterparts.  This Agreement may be executed in multiple counterparts, each of which when so executed and delivered shall be deemed an original, and all of which, taken together, shall constitute but one and the same agreement.

9.             Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws (as opposed to the conflicts of law principles) of the State of California.

[Rest of page intentionally left blank; signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their respective duly authorized officers as of the date first above written.

WESTAFF (USA), INC.,
a California corporation,
as the Borrower

By:	/s/ Christa C. Leonard
Christa C. Leonard
Chief Financial Officer

WESTAFF, INC.,
a Delaware corporation,
as the Parent Guarantor

By:	/s/ Christa C. Leonard
Christa C. Leonard
Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION,
as the Agent

By:	/s/ Suzanne E. Geiger
Suzanne E. Geiger
Senior Vice President

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Suzanne E. Geiger
Suzanne E. Geiger
Senior Vice President

WELLS FARGO BANK,
NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Supremna Thurmond
Supremna Thurmond
Relationship Manager